UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2009

Money4Gold Holdings, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 South Federal Highway, Suite 600, Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 544-2447

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Share Exchange Agreement with MGE Enterprises Corporation

On May 7, 2009, Money4Gold Holdings, Inc. (the “Company”) closed a Share Exchange Agreement (the “Agreement”) with the shareholders of MGE Enterprises Corporation, a Wyoming corporation (“MGE”). On the closing date, pursuant to the terms of the Agreement, the Company acquired all of the shares of MGE in exchange for 74,876,432 shares of the Company’s common stock. As part of the Agreement, the Company and MGE and four principal shareholders and executive officers entered into a Stockholders Agreement. Under the Stockholders Agreement, two principal shareholders of the Company prior to the closing, Messrs. Hakan Koyuncu and Daniel Brauser, and two principal shareholders of MGE, Messrs. Douglas Feirstein and Todd Oretsky, (collectively, the “Shareholders”) agreed to vote all of their shares of common stock either in favor of (or provide a written consent to) or against any action in question, as determined by a position of the majority of the Shareholders. As part of the Stockholders Agreement, Messrs. Koyuncu and Brauser on one hand and Messrs. Feirstein and Oretsky on the other hand, can each elect equal designees to the Company’s Board of Directors.

Item 2.01

Completion of Acquisition or Disposition of Assets.

The information provided under Item 1.01 above, where applicable, is incorporated under this Item 2.01.

Item 3.02

Unregistered Sales of Equity Securities

We have sold securities without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder described below.

Name or Class of Investor	Date Sold	No. of Securities	Reason for Issuance
MGE Shareholders	May 7, 2009	74,876,432	Share Exchange Agreement

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

With the closing of the Agreement, Messrs. Feirstein and Oretsky were appointed to the Board of Directors and as Chief Executive Officer and Chief Operating Officer, respectively. The Company’s senior management team now consists of:

Title	Name
Douglas Feirstein	Chief Executive Officer
Daniel Brauser	Chief Financial Officer
Todd Oretsky	Chief Operating Officer
Hakan Koyuncu	President

Previously, Mr. Koyuncu was Chief Executive Officer and Mr. Brauser was President.

Todd Oretsky currently serves as manager of Jack Oretsky Holdings, LLC, an investment company that he founded in January 2006. Jack Oretsky Holdings targets and invests in underperforming entities and assets, providing management and operational services to such entities. From June 2008 through March 2009, Mr. Oretsky provided management services to Pink Package, LLC, d/b/a My Gold Envelope a predecessor to MGE and since MGE’s acquisition of its predecessor, he has been an executive officer of MGE. In 1999 he began his professional career at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. He continued to work as a corporate attorney, structuring and advising on over $20 billion dollars worth of debt and equity offerings, until founding Jack Oretsky Holdings. Mr. Oretsky received his law degree from New York University School of Law and his Bachelors degree in accounting from the University of Florida. He is 34 years old.

Douglas Feirstein is the founder of LiveOps, Inc., a company that provides on demand call center technology, as well as virtual call center services, in both direct response and enterprise markets. Mr. Feirstein founded LiveOps in March 2000. From March 2000 to January 2004, Mr. Feirstein served as President and Chief Executive Officer of LiveOps. From March 2000 through 2007 he served as a Director of LiveOps. He currently serves as an advisor to LiveOps. Prior to LiveOps, he was involved in developing call center operations and technologies for catalog and electronic retailing organizations. In addition, in 2005 Mr. Feirstein founded and served as a manager of Pink Package, LLC, a predecessor to MGE and since the date of MGE’s acquisition of its predecessor, he has been an executive officer of MGE. Mr. Feirstein holds a Bachelors degree in Finance from the University of Florida. He is 39 years old.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 7, 2009, the Company adopted Amended and Restated Bylaws (the “Bylaws”). Under the Bylaws, there is a supermajority provision designed to supplement and co-ordinate with the Stockholders Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MONEY4GOLD HOLDINGS, INC.

Date: May 13, 2009	By:	/s/ DANIEL BRAUSER
	Name:	Daniel Brauser
	Title:	Chief Financial Officer